EXHIBIT 5.1

Law Offices Of Michael S. DeBenon

5000 Birch Street

West Tower, Suite 3000

Newport Beach, CA 92660

Office: (949) 475-6872          Direct: (949) 929-6021

October 11, 2019

WEST COAST VENTURES GROUP CORP

6610 Holman Street, Suite 301

Arvada, Colorado 80004

Re:

S-1 Filing

Ladies and Gentlemen:

We have acted as counsel for West Coast Ventures Group Corp, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s post-effective amendment #1 registration statement on Form S-1/A (the “Post-Effective Amendment”) relating to the registration of 23,500,000 shares of common stock (the “Shares”) of the Company, par value $0.001 per share (“Common Stock”), that may be offered for sale from time to time by the selling stockholder identified in the Post-Effective Amendment, GC Investments I, LLC (the “Selling Stockholder”), on the terms and conditions set forth in the Post-Effective Amendment. This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined the Post-Effective Amendment. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate. We have also assumed the genuineness of all signatures; the legal capacity of natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies; and, the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that as of the date of this letter, (i) the Company is a corporation duly organized and validly existing under the laws of the State of Nevada; and, (ii) the Shares covered by and to be sold pursuant to the Post-Effective Amendment, when issued upon receipt by the Company of the agreed-upon consideration therefore, will be duly authorized, and, upon the sale thereof under the Post-Effective Amendment, will be duly authorized, validly issued, fully paid, and non-assessable shares of Common Stock of the Company.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date of this letter, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist. We express no opinion with respect to any other laws. This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

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Law Offices of Michael S. DeBenon, Esq.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment (as Exhibit 5.1). I hereby further consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the prospectus comprising part of the Post-Effective Amendment.

Very truly yours,

LAW OFFICES OF MICHAEL S. DEBENON

Michael S. DeBenon,

msd@debenonlaw.com

MSD:cl

Enclosures

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